Exhibit 21.1 - Subsidiaries of the Company

Subsidiary of Haemonetics Corporation	Jurisdiction of Incorporation or Organization
5D Information Management, Inc.	Delaware
Advanced Cooling Therapy, Inc.	Delaware
Arryx, Inc.	Nevada
Cardiva Medical, Inc.	Delaware
Enicor GmbH	Germany
Global Med Technologies, Inc.	Colorado
Haemonetics (Hong Kong) Limited	Hong Kong
Haemonetics Asia Incorporated	Delaware
Haemonetics Asia UK Ltd.	United Kingdom
Haemonetics Australia PTY Ltd.	Victoria
Haemonetics B.V.	Netherlands
Haemonetics Canada Ltd.	British Columbia
Haemonetics CZ, spol. s.r.o.	Czech Republic
Haemonetics France S.a.r.l	France
Haemonetics GmbH	Germany
Haemonetics Handelsgesellschaft m.b.H.	Austria
Haemonetics Healthcare India Private Limited	India
Haemonetics Hospitalar Ltda	Brazil
Haemonetics Italia s.r.l.	Italy
Haemonetics Japan GK	Japan
Haemonetics Korea, Inc.	Seoul, Korea
Haemonetics Limited	United Kingdom
Haemonetics Malaysia Sdn. Bhd.	Malaysia
Haemonetics Manufacturing, Inc.	Delaware
Haemonetics (Shanghai) Management Co. Ltd.	Shanghai,China
Haemonetics Mexico Manufacturing, S.de R.L. de C.V.	Mexico
Haemonetics New Zealand Limited	New Zealand
Haemonetics S.A.	Switzerland
Haemonetics Singapore Pte. Ltd.	Singapore
Haemoscope Corporation	Massachusetts
OpSens B.V.	Netherlands
OpSens Inc.	Quebec
OpSens Medical, Inc.	Delaware
OpSens Solutions Inc.	Quebec